THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                       Administrative Regulations for the
                    Long-Term Incentive Compensation Program
       under the United States Steel Corporation 2005 Stock Incentive Plan
             As amended by the Compensation & Organization Committee
                    On November 17, 2008, the Effective Date

1. Administration. The Compensation & Organization Committee (the "Committee") shall administer the Long-Term Incentive Compensation Program (the "Program") under and pursuant to its authority as provided in Section 3 of the United States Steel Corporation 2005 Stock Incentive Plan (the "Plan").

     A. Delegation of Authority. The Committee may delegate to a designated individual (the "Stock Plan Officer") and to other Officer-Directors and the executive directly responsible for corporate human resources (collectively, the "Senior Officers") its duties under the Program subject to such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and grant Awards to Participants. The Committee hereby delegates to the Stock Plan Officer all authority necessary or desirable to administer the Program, including the authority to "consent" upon termination and the authority to delegate all or any portion of the delegated authorities; provided, however, that such authority is limited as follows: (i) only the Committee may (a) designate and grant Awards to Participants (provided that grants to non-executives may be made through a delegated process to one or more Committee members from time to time under rules established by the Committee in advance of such grants),
          (b) approve the vesting of Options, Restricted Stock, Restricted Stock Units or Performance Awards, (c) adjust the number of Shares pursuant to Section 8 of the Plan, (d) approve or amend the form of Awards, (e) amend outstanding Awards, (f) determine the Performance Goals, measures and other terms associated with Performance Awards or (g) modify or amend these Regulations, including any appendices and schedules attached hereto, and (ii) no delegate of the Stock Plan Officer's authority may delegate his or her authority. Without limiting the foregoing, the Stock Plan Officer is hereby directed to
          (x) administer Awards under the Plan, (y) determine whether any Participant has violated any terms and conditions set forth in the Award Agreement so as to warrant cancellation of an Award and upon making such determination, cancel such Award, and (z) maintain appropriate records and establish necessary procedures related to the Plan.

     B. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan. The terms "Stock Plan Officer" and "Committee" shall be read as being one and the same; provided, however, the preceding (i) does not apply where necessary to give meaning to the terms, (ii) does not limit the authority of the Committee or increase the authority of the Stock Plan Officer, and (iii) requires that the Stock Plan Officer have the requisite authority (as defined above and/or pursuant to any current Committee resolution) in the context in which the term "Committee" is used.

     C. Compensation Consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2. Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers ("Participants").

     A. Executive Management. Employees designated by the Committee to be Executive Management are hereby designated to be Participants. Grants to individuals designated to be Executive Management must be approved by the Committee.

     B. Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant's employment at any time.

3. Components of Long-Term Incentives. Award grants may be made in the following forms: Options, Restricted Stock, Other Stock-Based Awards (including without limitation, Restricted Stock Units), and Performance Awards.

4.   Options.

     A. Award Grants/Grant Price. The Committee may grant Options to Participants. All Options will be nonstatutory stock options. The exercise price per Share of the Options shall be no less than 100% of the Fair Market Value of the Shares on the date of grant of the Option.

     B. Term. Each Option shall state the period or periods of time during which it may be exercised, in whole or in part. The term of an Option may not exceed ten years.

     C. Vesting. Unless otherwise determined by the Committee, Option grants shall vest ratably over three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a "Vesting Year".

     D.   Exercise of Options.

          (1) Effective Date of Exercise. The date of exercise of an Option shall be the business day on which the notice of exercise and payment for Shares being purchased are received by the Stock Plan Officer.

          (2) Payment for Shares Purchased. Unless otherwise determined by the Committee, payment of the purchase price shall be made, at the election of the Participant, in cash or by delivering Shares owned by the Participant or withholding of shares to be acquired upon exercise in accordance with procedures established by the Stock Plan Officer and valued at Fair Market Value on the date of exercise, or a combination thereof.

               (a) Overpayment in Shares. If the Fair Market Value of Shares delivered or withheld in payment of the purchase price exceeds the purchase price, a certificate, or its equivalent, representing the whole number of excess Shares together with a check, or its equivalent, representing the Fair Market Value of any excess partial Share shall be delivered to the Participant.

               (b) Underpayment in Shares. If the Fair Market Value of Shares delivered or withheld in payment of the purchase price is less than the purchase price, the difference shall be delivered by the Participant in cash immediately upon notification of such difference.

               (c) Requirements Relating to Previously Owned Shares. Shares delivered in payment of the purchase price shall be duly endorsed for transfer to the Corporation. If Shares so delivered are not registered in the name of the Participant individually, the Participant shall also provide evidence acceptable to the Stock Plan Officer that such Shares are beneficially owned by the Participant individually.

     E.   Post-Termination of Employment Exercise.

          (1) Death and Disability. Unless otherwise determined by the Committee, all Options vest immediately upon the Participant's death during employment or termination of employment by reason of Disability. Vested options remain exercisable for three years following the date of Death or termination of employment by reason of Disability, as applicable, or, if less, until the original expiration date.

               (a) "Disability" shall be determined, for all purposes under the Program, by reference to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

          (2) Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the Options scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant's termination of employment occurs by reason of Retirement or Termination with Consent. The prorated award will be calculated upon such termination and will vest at the next vesting date. The remaining unvested Option grants are forfeited immediately upon termination. Vested options remain exercisable for three years following such termination or, if less, until the original expiration date.

               (a) Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the next scheduled vesting date following termination. The post-termination exercise period would be measured for three years following the date of termination, even though the final pro rata tranche does not vest upon termination.

               (b) "Retirement" shall mean, for all purposes under the Program, the applicable Participant's termination of employment after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Participant's home country, regardless of whether the Participant is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Participant accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates. Further, to the extent necessary under applicable local law, Retirement may have such other meaning adopted by the Committee and set forth in the applicable Award Agreement.

               (c) "Termination" shall mean the applicable employee's termination of employment other than by Retirement, death or Disability.

               (d) "Termination with Consent" shall mean Termination at any age with the consent of the Committee. Consent shall be deemed to be given if the employee incurs a break in continuous service due to layoff or disability as defined under the Corporation's defined benefit pension plan, regardless of whether the employee is participating in such plan.

               (e) "Termination without Consent" shall mean Termination at any age without the consent of the Committee.

          (3) Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, vested and unvested Options are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

     F. Change of Control. All Options vest immediately upon a Change of Control, without regard to the Participant's continued employment or termination thereof. If a Participant's employment is terminated within three years of a Change of Control, whether voluntarily or involuntarily (except for Cause), each vested Option will remain exercisable until the end of its term.

          (1) Change of Control. For the purposes of these Administrative Regulations, the term Change of Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

               (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Agreement the term "Person" shall not include (1) the Corporation or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (5) any individual, entity or group involved in the acquisition of the Corporation's voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on
                    Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on
                    Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Corporation's then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (a), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in (c) below); or

               (b) the following individuals (the "Incumbent Board") cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

               (c) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation (a "Business Combination"), other than a merger or consolidation (an "Excluded Transaction") which would result in:

                    (i) at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consisting of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in subparagraph (b) above) immediately prior to consummation of such Business Combination or were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement providing for such Business Combination with the Corporation or any direct or indirect subsidiary thereof), unless the Board determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

                    (ii) a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

               (d) the shareholders of the Corporation approve a plan of a complete liquidation or dissolution of the Corporation or there is consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Corporation's then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Corporation's then outstanding voting securities.

5.   Restricted Stock.

     A. Restricted Stock Grants. The Committee may grant Restricted Stock to Participants. A Participant must endorse in blank and return to the Corporation a stock power for each Restricted Stock grant.

     B. Restrictions. During the restriction period a Participant may not sell, transfer, assign, pledge or otherwise encumber or dispose of Shares of the Restricted Stock. During the restriction period a Participant shall have all rights and privileges of a stockholder, including the right to vote the Shares and to receive dividends, except as noted in the preceding sentence and except that any dividends payable in stock shall be subject to the restrictions. At the expiration of the restriction period, a stock certificate free of all restrictions for the number of Shares of Restricted Stock vested shall be registered in the name of, and delivered to, the Participant or, subject to the termination provisions below, to the Participant's estate.

     C. Vesting. The Committee shall determine the restriction period, provided that (i) Restricted Stock grants which are time-based shall vest ratably over a period of not less than three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered "Vesting Year" and (ii) Restricted Stock grants which are performance-based shall vest over a period of not less than one year.

     D.   Termination of Employment.

          (1) Death and Disability. Unless otherwise determined by the Committee, all Shares of Restricted Stock vest immediately upon the Participant's death during employment or termination of employment by reason of Disability.

          (2) Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the shares of Restricted Stock scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant's termination of employment occurs by reason of Retirement or Termination with Consent. The prorated award will be calculated upon termination and will vest upon the date of termination. The remaining unvested shares are forfeited immediately upon termination.

               (a) Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the date of termination.

          (3) Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested shares of Restricted Stock are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

     E. Change of Control. If a Change of Control (as defined in Section 4.(F)(1) hereof) occurs, all Shares of Restricted Stock vest immediately, without regard to the Participant's continued employment or termination thereof.

6.   Other Stock-Based Awards:  Restricted Stock Units.

     A. Restricted Stock Unit Grants. The Committee may grant Other Stock-Based Awards in the form of Restricted Stock Units to Participants. As determined by the Committee, consistent with the purposes of the Plan, Restricted Stock Units shall not be granted in lieu of salary, cash bonus fees or other payments.

     B. Restrictions. During the restriction period a Participant may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Stock Units. During the restriction period a Participant shall have none of the rights and privileges of a stockholder, however, the Participant may be entitled to receive a payment (in cash or Shares) or credit equal to the cash dividends paid on one Share for each Share represented by a Restricted Stock Unit held by such Participant (a "dividend equivalent"); provided, however, the dividend equivalents shall not be paid to, or vested in, the Participant unless and to the extent the underlying Restricted Stock Units are vested. Any dividend equivalent paid in Shares shall be paid in the form of additional whole and/or fractional Restricted Stock Units, subject to the same restrictions and vesting conditions as the underlying Restricted Stock Units and settled in the same manner. At the expiration of the restriction period, a stock certificate free of all restrictions for the number of Shares equivalent to the number of vested Restricted Stock Units (including any dividend equivalents, in the case of dividend equivalents paid in Shares) shall be registered in the name of, and delivered to, the Participant or, subject to the termination provisions below, to the Participant's estate. In the case of dividend equivalents paid in cash, a cash payment will be made at the end of the restriction period equal to the dividends paid on a number of Shares equivalent to the number of vested Restricted Stock Units.

     C. Vesting. The Committee shall determine the restriction period, provided that (i) Restricted Stock Unit grants which are time-based shall vest ratably over a period of not less than three years (1/3 on each of the first, second and third grant date anniversaries), each such year to be considered a "Vesting Year" and (ii) Restricted Stock Unit grants which are performance-based shall vest over a period of not less than one year.

     D.   Termination of Employment.

          (1) Death and Disability. Unless otherwise determined by the Committee, all Restricted Stock Units vest immediately upon the Participant's death during employment or termination of employment by reason of Disability.

          (2) Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated number of the Restricted Stock Units scheduled to vest during the Vesting Year will vest, based upon the number of complete months worked during the Vesting Year in which the Participant's termination of employment occurs by reason of Retirement, or Termination with Consent, excepting any Termination with Consent by reason of disability other than as that term is defined under Section 409A, which is to be calculated upon termination and delivered, subject to the following, upon termination. In the case of any payment considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of Participant's termination if Participant is a "specified employee" under Section 409A of the Code upon his separation from service. The remaining unvested shares are forfeited immediately upon termination.

               (a) Example: If the 1/3 ratable vesting for Vesting Year 3 is 1000 shares for Award 1, 1000 shares for Award 2, and 1000 shares for Award 3 and if the Participant terminates employment by reason of Retirement six months following the Award 3 grants, the Participant is entitled to vesting of 1/2 of all grants that would have vested at the end of the Vesting Year during which he or she retires (Vesting Year 3 in this example), or 1500 shares. This example focuses only on the shares that would vest during Vesting Year 3; however, another 3000 shares would have vested in the aggregate following Vesting Years 1 and 2, for a total of 4500 shares vesting under the Awards 1, 2 and 3. The 1500 shares would vest upon the date of termination.

          (3) Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, unvested Restricted Stock Units are forfeited if termination of employment is due to Termination without Consent or Termination for Cause.

     E. Change of Control. If a Change of Control (as defined in Section 4.(F)(1) hereof) occurs, all Restricted Stock Units vest immediately, without regard to the Participant's continued employment or termination thereof.

7.   Performance Awards.

     A. Performance Periods. Each Performance Period will be approximately three years in length and may overlap with the Performance Periods for the prior year and subsequent year Performance Award grants, if any. Each Performance Period will begin on the third business day following the public release of the Corporation's earnings for the first quarter of the calendar year during which the Performance Period begins and shall end on the twelfth business day following the public release of the Corporation's earnings for the first quarter of the third calendar year succeeding the calendar year during which the Performance Period begins (the approximate three year period is referred to herein as the "Performance Period").

     B. Performance Goal Establishment/Grant Mechanics. The Committee shall establish and approve the Performance Goal and the relevant peer group (the "Peer Group") for performance comparison purposes at the beginning of each Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Performance Goal shall be based upon the total shareholder return performance measure, and the Corporation's total shareholder return shall be compared to the total shareholder return of the Peer Group for the Performance Period.

     C. Performance Award Grants. At the beginning of each Performance Period, the Committee may grant Performance Awards to Participants for such Performance Period and shall identify for such grants the amount which may be earned based upon the level of achievement attained (the "Target" award, in the case of attainment of the target level of performance).

     D.   Performance Vesting.

          (1) Payout Calculation. Payout shall be based upon the relative Annualized Total Shareholder Return ("Annualized TSR") over the Performance Period.

               (a) Annualized TSR = ((Final Price + all dividends paid during the relevant Performance Period)/Initial Price)^(1/3)-1.

               (b) Initial Price = the Average Measurement Period Price relative to the public release of earnings for first quarter of the calendar year of grant.

               (c) Final Price = the Average Measurement Period Price relative to the public release of earnings for the first quarter of the third calendar year succeeding the year of grant.

               (d) Average Measurement Period Price = The average of the Fair Market Values for each of the ten days during the ten business day period beginning on the third business day following the public release of earnings for the first quarter of a calendar year.

               (e) Stock prices may be determined using (a) any reputable online stock-quote service, such as Yahoo! Finance or Bloomberg, or (b) the financial pages of The Wall Street Journal.

          (2) Payout Basis. Payout will be based upon the Corporation's calculated Annualized TSR compared to the statistical Annualized TSR for the Peer Group ("Comparative TSR") using the whole company ranking method (i.e., including the Corporation within the array of companies for which TSR is compared). Awards will be evaluated based upon the following comparison:

               (a) Comparative TSR = 25th percentile --> 50% of Target (the Threshold/Minimum Award).

               (b) Comparative TSR = 50th percentile --> 100% of Target (the Target Award).

               (c) Comparative TSR = 75th percentile and above --> 200% of Target (the Cap/Maximum Award).

               (d) Interpolation will be used to determine actual awards for performance that correlates to an award between Minimum and Maximum Award levels.

               (e) Award payout will follow the end of the Performance Period (and in no event later than 2-1/2 months following the end of the calendar year in which the Performance Period ends, as provided in the Plan) and the Committee's written certification of achievement of Performance Goals, payable in the form of Shares.

          (3) Peer Group Adjustments. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the Peer Group involved in the calculation of the Corporation's comparative performance with respect to the Performance Goal during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

               (a) If a Peer Group Company becomes bankrupt, the bankrupt company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt Peer Group Company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.

               (b) If a Peer Group Company is acquired by another company, the acquired Peer Group Company will be removed from the Peer Group for the entire Performance Period.

               (c) If a Peer Group Company sells, spins-off, or disposes of a portion of its business, the selling Peer Group Company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company's total assets during the Performance Period.

               (d) If a Peer Group Company acquires another company, the acquiring Peer Group Company will remain in the Peer Group for the Performance Period.

               (e) If a Peer Group Company is delisted on all major stock exchanges, such delisted Peer Group Company will be removed from the Peer Group for the entire Performance Period.

               (f) If the Corporation's and/or any Peer Group Company's stock splits, such company's TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies, using the principles set forth in Section 8 of the Plan.

          (4) Negative Discretion. The Committee retains negative discretion to reduce any and all Performance Awards to an amount below the amount that would be payable as a result of performance measured against the Performance Goals. The Committee may not increase Performance Awards above the amount payable as a result of performance measured against the Performance Goals.

          (5)  Termination of Employment.

               (a) Death and Disability. Unless otherwise determined by the Committee, a prorated value of the Performance Award will vest based upon the date of death during employment or termination of employment by reason of Disability during the Performance Period in accordance with the following schedule, to be calculated and delivered at the end of the relevant Performance Period, provided that the relevant performance goals are achieved and subject to the Committee's negative discretion:

               Date of Death or Termination for Disability            % Vested

               Prior to 1/3 completion of Performance Period               0%

               On or after 1/3 and before 2/3 completion of
               Performance Period                                         50%

               On or after 2/3 completion of Performance Period          100%

               (b) Retirement and Termination with Consent. Unless otherwise determined by the Committee, a prorated value of the Performance Award will vest based upon the number of complete months worked during the Performance Period, in the event of a Participant's termination of employment by reason of Retirement, or Termination with Consent, excepting any Termination with Consent by reason of disability other than as that term is defined under Section 409A, to be calculated and delivered at the end of the relevant Performance Period, provided that the relevant performance goals are achieved and subject to the Committee's negative discretion. In the case of any payment considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of Participant's termination if Participant is a "specified employee" under Section 409A of the Code upon his separation from service.

                    (i) Example: If the Target number of Shares is 1000 shares for Performance Period 1 Awards, 1000 shares for Performance Period 2 Awards, and 1000 shares for Performance Period 3 Awards and if the Participant terminates employment by reason of Retirement six months following the first day of Performance Period 3, the Participant is entitled to vesting of 5/6's of the Performance Period 1 awards, 1/2 of the Performance Period 2 awards, and 1/6 of the Performance Period 3 awards (or 1500 shares), subject to the Committee's determination of the payout basis for each Performance Period. That is, the above example assumes that the Committee had determined the Performance Goals had been met at least to the 100% of Target level and that the payout basis was 100% of Target for each period. (Again, the Committee retains its negative discretion with respect to each Performance Period and with respect to each Participant and payments, if any, will be made following the relevant Performance Period.)

               (c) Termination without Consent and Termination for Cause. Unless otherwise determined by the Committee, Performance Awards will be forfeited immediately if a Participant's termination of employment is due to Termination without Consent or Termination for Cause.

          (6) Change of Control. If a Change of Control (as defined in Section 4.(F)(1) hereof) occurs, all Performance Awards vest immediately at the greater of 100% of Target and actual performance over the abbreviated Performance Period without regard to the Participant's continued employment or termination thereof.